Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson (tjohnson@ezem.com)	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624 x3317	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

FOR IMMEDIATE RELEASE

E-Z-EM BOARD OF DIRECTORS APPROVES

LISTING ON NASDAQ NATIONAL MARKET

Lake Success, New York, March 31, 2005—E-Z-EM, Inc., (AMEX: EZM) today announced that its Board of Directors has approved the decision to switch the listing of the Company’s common stock from the American Stock Exchange to The Nasdaq National Market. Effective Tuesday, April 12, 2005, the Company’s common stock will begin trading under the symbol Nasdaq: EZEM. The Company’s common stock will continue to trade on the American Stock Exchange until the effective date.

Commenting on the announcement, Paul S. Echenberg, Chairman of the E-Z-EM Board of Directors, said, “This decision was reached after careful consideration of the capital market alternatives. We believe that trading on The Nasdaq National Market will allow us to increase the liquidity of our stock and increase the visibility of the Company, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade. This is an important achievement and milestone for E-Z-EM, and part of our ongoing efforts to maximize shareholder value. We have been extremely pleased with the professionalism of the American Stock Exchange, and we extend our thanks to the AMEX staff and to our specialist for their years of service.”

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company recently introduced VoLumenI® the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and PET/CT studies. It also offers the only family of CT injectors on the market, EmpowerCT® with patented EDA(TM) technology, that can help detect contrast extravasation, and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include, the Company’s ability to realize any benefits resulting from the listing of the Company’s common stock on The Nasdaq National Market, including but not limited to increased liquidity, resultant stock price and trading volume, trading execution and trading costs; the ability of the Company to develop its products, market acceptance, future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended November 27, 2004 and its Annual Report on Form 10-K for the fiscal year ended May 29, 2004. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.